Exhibit 99.7
(English Translation)

Enterprise Legal Person
BUSINESS LICENSE

Registration No.: 211241000000572
Business Establishment Date: September 17, 2007
Registration Agency: Tieling Administration Bureau of Industry and Commerce
Date: October 15, 2010

File No.: 0415387

Name: Liaoning Creative Bellows Co., Ltd

Address: Maoshan Industrial Park, Tieling Economic Development Zone

Legal Representative: Bei Lu

Registered Capital: 175,845,300 RMB

Actual paid in capital: 53,377,700 RMB

Company Type: limited liability company (natural foreign person investing or holding)

Business Scope: Design and produce metal bellows, metal tubes and all kinds of bellow compensators, heat exchanger, heat insulation wall partition board, type III low pressure, and medium pressure vessels (the license is valid till August 17, 2013); welding material manufacture; wind tower device (the license is valid till August 17, 2012).

Shareholder (Founder): CleanTech Innovations, Inc.

Term of Business: From September 17, 2007 to September 17, 2027

Enterprise Legal Person

BUSINESS LICENSE

(Copy)

Registration No.: 211241000000572 (Copy No.: 1-1)
File No.: 0446327

Name: Liaoning Creative Bellows Co., Ltd

Address: Maoshan Industrial Park, Tieling Economic Development Zone

Legal Representative: Bei Lu

Registered Capital: 175,845,300 RMB

Actual handed in capital: 53,377,700 RMB

Company Type: limited liability company (natural foreign person investing or holding)

Business Scope: Design and produce metal bellows, metal tubes and all kinds of bellow compensators, heat exchanger, heat insulation wall partition board, type III low pressure, and medium pressure vessels (the license is valid till August 17, 2013); welding material manufacture; wind tower device (the license is valid till August 17, 2012).

Shareholder (Founder): CleanTech Innovations, Inc.

Term of Business: From September 17, 2007 to September 17, 2027

NOTICE:

1.	The Business License is the certificate for enterprise that obtains legal person qualification and legal operation.

2.	The Business License is made out in an original copy and a duplicate copy. Both copies have the same legal forces.

3.	The original copy of business license shall be placed in an obvious position in the address of enterprise’s legal person.

4.	The Business License for Bei Lu shall not be forged, altered, let out, lent and assigned.

5.	Any change in the registered items shall be registered with the company registration authority so as to replace the The Business License for Bei Lu.

6.	Annual examination shall be conducted in every year from March 1 through June 30.

7.	No business activity relating to the liquidation may, after the revocation of the Enterprise Legal Person Business License, be conducted.

8.	The enterprise should return the original and duplicate copies of the business license when canceling the registration.

9.
If the Enterprise Legal Person Business License be lost or damaged, the company shall announce it invalid in the newspaper and periodical designated by the company registration authority, and shall apply for a re-issuance.

Annual Inspection Report

Please attend annual inspection from March 1 to June 30 each year. No further notice will be provided.

Registration Agency: Tieling Administration Bureau of Industry and Commerce
Date: October 15, 2010

Red Stamp: Tieling Administration Bureau of Industry and Commerce